Exhibit 23

Consent of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders

Guaranty Federal Bancshares, Inc.

Springfield, Missouri

We consent to the incorporation by reference in Registration Statement (Nos. 333-204755, 333-170205, 333-47241, 333-31196, 333-65544, 333-83822 and 333-117918) on Form S-8 of Guaranty Federal Bancshares, Inc. of our report dated March 11, 2022, on our audits of the consolidated financial statements of Guaranty Federal Bancshares, Inc. as of December 31, 2021 and 2020, and for each of the years in the three-year period ended December 31, 2021, which report is included in this Annual Report on Form 10-K.

/s/ BKD, LLP

Springfield, Missouri

March 11, 2022